 United States

Securities and Exchange Commission

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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ZOMEDICA CORP.
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Zomedica Announces Preliminary 2023 Revenue; Provides Revenue Guidance for 2024, and Rationale for Share Consolidation (“Reverse Stock Split”)

ANN ARBOR, MI / ACCESSWIRE / January 17, 2024 / Zomedica Corp. (NYSE American:ZOM) ("Zomedica" or the "Company"), a veterinary health company offering point-of-care diagnostics   and therapeutic products for equine and companion animals, today provided a business update and will be hosting a conference call.

Fourth Quarter Financial Highlights

Revenue for the fourth quarter of 2023 is expected to be over $7 million, a new record for the Company, compared to record fourth quarter 2022 revenue of $6.2 million, primarily driven by strong performance across many product lines, highlighted by a record quarter in the Therapeutic Device segment.

Full Year 2023 Financial Highlights

Revenue for 2023 is expected to be over $25 million, an increase of over 32% compared to 2022 revenue of $18.9 million, primarily driven by:

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Increases in sales of Therapeutic Devices, which grew ~29% over the prior year, primarily driven by an increase in PulseVet® product sales and the inclusion of a full year of Assisi® product sales; and,

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Increases in Diagnostic sales, which grew ~250% over the prior year, primarily driven by an increase in TRUFORMA® product sales and revenue from the launches of the VetGuardian and TRUVIEWTM product lines.

Cash, Cash Equivalents, and Available-for-Sale Securities are expected to be just over $100 million at December 31, 2023.

"The fourth quarter capped off a record year for Zomedica. We grew full year revenue by over 32%, due in large part to the continued strength in our Therapeutic Devices segment, further bolstered by early adoption of newly launched products in our Diagnostics segment throughout the year,” commented Zomedica Chief Executive Officer, Larry Heaton. “During 2023, we created a tremendous amount of momentum in the business that included multiple acquisitions, new product launches, and the improvement of our manufacturing capabilities. With this foundation in place, and our exciting near-term portfolio expansion plans, we are incredibly well positioned to continue our growth trajectory in 2024.

"Additionally, we continue to evaluate strategic business development and M&A opportunities to further bolster our overall growth opportunity in the large and growing animal health sector. We believe we are well positioned to continue our momentum in 2024 and beyond."

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2024 Business Outlook

For the full year 2024, the Company is introducing formal financial guidance, as follows:

•	The Company expects full year revenue in the range of $31 to $35 million, an increase of approximately 40% at the high end of the range, over full year 2023 revenue of over $25 million.

Zomedica believes that growth in 2024 will be driven by the strength of its existing portfolio including recently launched products, supported by investments the Company is making to continue to drive increased adoption and utilization of its products, as well as contributions from a number of new products that the Company expects to launch during 2024. Guidance for 2024 does not incorporate any positive benefits from acquisitions the Company may make during the year.

Seeking Approval for 80 – 1 Reverse Stock Split

As announced on January 10, 2024, the Company will be holding a Special Virtual-Only Meeting of Shareholders (“Special Meeting”) on Wednesday, February 28, 2024, at 1:00 p.m. ET, to seek approval to amend the articles of the Company to effect an 80-1 reverse stock split.

The Company believes the reverse stock split will help with a number of initiatives, all of which are aimed at positioning the Company to generate long-term shareholder value. Despite common apprehensions about reverse splits, Zomedica believes its strong operational profile - characterized by rapid growth, solid capitalization, and strong future prospects - differentiates it from typical companies undergoing reverse splits.

 Some of the potential benefits from the proposed reverse split include:

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Attracting a Broader Range of Investors: The reverse split will increase the share price, potentially making Zomedica shares more appealing to institutional investors, investment funds, and brokerage firms, many of which have policies that prevent them from investing in stocks priced below certain thresholds.

Additionally, the 80-1 reverse split brings the share count to a level in line with peers, potentially making it more attractive to equity investors. A higher share price and reduced share count resulting from the reverse split could thus increase institutional investment.

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Eligibility for Stock Indices Inclusion: With an increased share price, Zomedica could meet the minimum price requirements for inclusion in popular stock indices like the Russell group of indices. Inclusion in such indices often leads to increased demand for shares and facilitates investment by institutional investors who track these indices.

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Increased Equity Research Analyst Coverage: A higher per share price could also attract more attention from the equity research analyst community, potentially expanding coverage of the company. This expanded coverage could, in turn, introduce the company to a larger pool of individual and institutional investors.

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Compliance with NYSE Listing Requirements: The reverse split aims to ensure compliance with the New York Stock Exchange’s listing requirements, thus avoiding delisting. Delisting would relegate Zomedica shares to the Over-The-Counter market, where there is typically reduced trading volume and higher risks for investors.

All shareholders of record as of the close of business on Tuesday, January 9, 2024, will be entitled to notice of the Special Meeting, which provides the means to vote. Notice of the Special Meeting will be sent to Shareholders directly from their respective financial institutions and intermediaries.

Shareholders are encouraged to read the Proxy Statement. Additional information regarding the Special Meeting and the reverse stock split, including a Proxy Circular, is available to shareholders and filed on SEDAR+ at  www.sedarplus.ca and EDGAR at www.sec.gov.

Details are also available on the Investor Relations tab via the Zomedica Corporate Website: Investor Relations | Zomedica Inc.

Details of the Business Update Conference Call are as follows:

Event: Zomedica Business Update Call

Date: Wednesday, January 17, 2024

Time: 4:30 p.m. Eastern Time

Live Call: 1-877-407-0789 (U.S. Toll Free) or 1-201-689-8562 (International)

Webcast: Zomedica Business Update Webcast

For interested individuals unable to join the conference call, a dial-in replay of the call will be available until Wednesday, January 31, 2024, at 11:59 PM ET and can be accessed by dialing +1-844-512-2921 (U.S. Toll-Free) or +1-412-317-6671 (International) and entering replay pin number: 13743242.

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About Zomedica

Based in Ann Arbor, Michigan, Zomedica (NYSE American:ZOM) is a veterinary health company creating diagnostic and therapeutic products for horses, dogs, and cats by focusing on the unmet needs of clinical veterinarians. Zomedica's product portfolio includes innovative diagnostics and medical devices that emphasize patient health and practice health. Zomedica's mission is to provide veterinarians the opportunity to increase productivity and grow revenue while better serving the animals in their care. For more information, visit zomedica.com.

Follow Zomedica

•	Email Alerts: http://investors.zomedica.com
•	LinkedIn: https://www.linkedin.com/company/zomedica
•	Facebook: https://m.facebook.com/zomedica
•	Twitter: https://twitter.com/zomedica
•	Instagram: https://www.instagram.com/zomedica_inc

Investor Contact:

Zomedica Investor Relations

investors@zomedica.com

1-734-369-2555

Cautionary Statement Regarding Forward-Looking Statements – Safe Harbor

Except for statements of historical fact, this news release contains certain "forward-looking information" or "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur and include statements relating to our expectations regarding future results. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance, or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made, including assumptions with respect to economic growth, demand for the Company's products, the Company's ability to produce and sell its products, sufficiency of our budgeted capital and operating expenditures, the satisfaction by our strategic partners of their obligations under our commercial agreements, our ability to realize upon our business plans and cost control efforts and the impact of COVID-19 on our business, results and financial condition.

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Our forward-looking information is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: the outcome of clinical studies, the application of generally accepted accounting principles, which are highly complex and involve many subjective assumptions, estimates, and judgments, uncertainty as to whether our strategies and business plans will yield the expected benefits; risk that sales will not meet expectations; uncertainty as to the timing and results of development work and verification and validation studies; uncertainty as to the timing and results of commercialization efforts, as well as the cost of commercialization efforts, including the cost to develop an internal sales force and manage our growth; uncertainty as to our ability to successfully integrate acquisitions; uncertainty as to our ability to supply products in response to customer demand; uncertainty as to the likelihood and timing of any required regulatory approvals, and the availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; veterinary acceptance of our products; competition from related products; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; performance by our strategic partners of their obligations under our commercial agreements, including product manufacturing obligations; risks pertaining to permits and licensing, intellectual property infringement risks, risks relating to any required clinical trials and regulatory approvals, risks relating to the safety and efficacy of our products, the use of our products, intellectual property protection, risk associated with our continued listing on the NYSE American; risks related to the COVID-19 pandemic and its impact upon our business operations generally, including our ability to develop and commercialize our products, and the other risk factors disclosed in our filings with the SEC and under our profile on SEDAR+ at www.sedarplus.ca. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

SOURCE: Zomedica Corp.

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